Exhibit 10.15

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT is made as of March 8, 2017 (the "Effective Date"), by and between MaxCyte, Inc., a Delaware corporation (the "Company"), and Ronald E. Holtz (the "Executive").

WHEREAS, the Company considers it essential to its best interests and to the best interests of its shareholders and customers to foster the continuous employment of its key management personnel; and

WHEREAS, the Company desires to provide the Executive with certain severance benefits in the event the employment of the Executive is terminated after the Effective Date under certain circumstances.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.Defined Terms. Definitions of certain capitalized terms used in this Agreement are provided in Section 8 and elsewhere in this Agreement.

2.Term Of Agreement. This Agreement shall become effective on the date hereof and shall remain in effect indefinitely thereafter. Notwithstanding the foregoing, this Agreement shall terminate upon the earlier of (i) the Date of Termination, in the event the Executive's employment is terminated by the Company for Cause or is terminated by the Executive without Good Reason, or (ii) the expiration of the Severance Period.

3.Agreement Of The Company. In order to induce the Executive to remain in the employ of the Company, the Company agrees, under the terms and conditions set forth herein, that, upon the occurrence of a Triggering Event after the Effective Date, the Company shall provide to the Executive the benefits described in this Section 3 (collectively, the "Severance Benefits").

(a)	Severance Payment.

(i)Change of Control. If the Triggering Event occurs within twenty- four (24) Months following a Change of Control, in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive in equal monthly installments over the Severance Period a severance amount, in cash, equal to (1) seventy-five percent (75%) of the Executive's Annual Base Salary, plus (2) the Executive's Target Bonus, plus (3) acceleration of vesting of all unvested stock options granted to the Executive, less (4) any amounts paid to the Executive with respect to the Severance Period under the Company's Short Term or Long Term Disability Plan.

(ii)No Change of Control. If the Triggering Event occurs at any time other than within twenty-four (24) months following a Change of Control, in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive in equal monthly installments over the Severance Period a severance amount, in cash, equal to seventy-five percent (75%) of the Executive's Annual Base Salary less any amounts paid to the Executive with respect to the Severance Period under the Company's Short Term or Long Term Disability Plan.

(b)COBRA Payments. The Company shall provide the Executive with reimbursements of payments, if any, actually made by the Executive for health insurance coverage for the Severance Period pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) or its successor legislation.

(c)Other Benefits. The Company shall, during the Severance Period, provide the Executive with continued coverage under the Company's term life, accident, and short and long-term disability insurance programs in effect immediately prior to the beginning of the Severance Period, provided, however, that other than following a Change of Control the Company shall not be obligated to provide any coverage hereunder that it does not otherwise generally provide for its senior executives during the Severance Period.

(d)Other Plans. The severance pay and other benefits provided for in this Section 3 shall be in lieu of any other severance or termination pay to which the Executive may be entitled under any general Company severance or termination plan, program, practice, or arrangement, but shall be in addition to any acceleration of vesting of stock options to which the Executive may become entitled based on the occurrence of a Change in Control under any Stock Option Agreement to which the Executive is a party.

(e)Timing Of Payments. The payments provided for in Sections 3(a) and (b) shall be made monthly following the Date of Termination, provided, however, that if the Executive so requests, and the Board so approves in its sole and absolute discretion, such payments shall be made on the Date of Termination, and provided, further, notwithstanding any other Section of this Agreement, if the Executive is a specified employee (as defined in Section 409A of the Code) at the time of the Executive's Date of Termination, payments or distribution of property to the Executive provided under this Agreement, to the extent considered amounts deferred under a non qualified deferred compensation plan (as defined in Section 409A of the Code) shall be deferred until the six (6) month anniversary of such and all such amounts that would have been paid during such period but for the deferral shall be paid immediately upon the six (6) month anniversary of such Date of Termination to the extent required in order to comply with Section 409A of the Code and Treas. Reg. l.409A-3(i)(2).

(f)Limitation On Obligation of Company To Provide Severance Benefits. The obligation of the Company to provide the Severance Benefits to the Executive shall be subject to the Executive's execution of the Company's then-standard Release Agreement of known and unknown claims against the Company, its officers, directors, and shareholders, and to such Release Agreement becoming effective. The Company's current standard Release Agreement is attached as Exhibit A.

4.Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, or other plan or program provided by the Company (except for any severance or termination policies, plans, programs, or practices covered in Section 3(d)) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

5.	Termination Procedures.

(a)Notice Of Termination. Any termination of the Executive's employment (other than by reason of death) must be preceded by a written Notice of Termination from the terminating party to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall (i) specify the date of termination (the "Date of Termination") which shall not be more than three (3) months from the date such Notice of Termination is given, (ii) indicate the notifying party's opinion regarding the specific provisions of this Agreement that will apply upon such termination and (iii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for the application of the provisions indicated. Termination of the Executive's employment shall occur on the specified Date ofTermination even ifthere is a dispute between the parties pursuant to Section 5(b) hereof relating to the provisions of this Agreement applicable to such termination.

(b)Dispute Concerning Applicable Termination Provisions.  If within thirty (30) days of receiving the Notice of Termination the party receiving such notice notifies the other party that a dispute exists concerning the provisions of this Agreement that apply to such termination, the dispute shall be resolved either by mutual written agreement of the parties or by expedited commercial arbitration under the rules of the American Arbitration Association, pursuant to the procedures set forth in Section 7(n) hereof. The parties shall pursue the resolution of such dispute with reasonable diligence. Within five (5) days of such a resolution, any party owing any payments pursuant to the provisions of this Agreement shall make all such payments together with interest accrued thereon at the Wall Street Journal Prime Rate.

6.Notice of Termination. In consideration of the Company's agreement to make the payments and to provide the benefits provided for in Section 3 hereof, the Executive agrees (a) to provide the Company with three (3) months' Notice of Termination of his/her voluntary termination of his employment with the Company, other than for Good Reason (the "Notice of Termination Period"), (b) to continue to perform his/her duties as an employee of the Company throughout the Notice of Termination Period, (c) to cooperate with the Company in the transfer of his/her duties to a successor employee during the Notice of Termination Period, (d) notwithstanding any action he may take to the contrary, (i) during the Notice of Termination Period he/she shall be deemed to be an employee of the Company and (ii) the Notice of Termination Period shall be deemed to be "during the term of employment" for purposes of the Invention, Non Disclosure, and non-Competition Agreement entered into between the Executive and the Company.

7.	Miscellaneous.

(a)No Mitigation. The Company agrees that, if the Executive's employment by the Company is terminated in a manner that results in the obligation of the Company to provide Severance Benefits hereunder, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for under this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise, other than by payments under the Company's Short Term or Long Term Disability Plan as provided for in Section 3(a).

(b)Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company shall beobligated to require any successor (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; in the event of such a succession, references to the "Company" herein shall thereafter be deemed to include such successor. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate his employment and thereafter to receive the Severance Benefits.

(c)Incompetency. Any benefit payable to or for the benefit of the Executive, if legally incompetent, or incapable of giving a receipt therefor, shall be deemed paid when paid to the Executive's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company.

(d)Death. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(e)Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

MaxCyte, Inc.

Attention: CEO

22 Firstfield Road, Suite 110

Gaithersburg, MD 20878

With a copy to:

Stephen M. Feldhaus, Esquire

Feldhaus Law Group, P.C.

1629 K Street NW, suite 300

Washington, DC 20006

To the Executive:

Ronald E. Holtz

304 Tremont Way

Rockville, MD 20878

(f)Modification, Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board or its delegee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(g)Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement supersedes the Severance Agreement between the Company and the Executive dated November 18, 2008, which is hereafter null and void and of no further force and effect.

(h)Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to principles of conflicts of laws thereof.

(i)Withholding. Any Severance Benefits provided for hereunder shall be provided net of any applicable withholding required under federal, state, or local law and of any additional withholding to which the Executive has agreed.

(j)Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(k)Survival. In the event a Triggering Event occurs prior to the termination of this Agreement, the right of the Executive to receive the Severance Benefits shall survive the termination of this Agreement

(l)No Right To Continued Employment. Nothing in this Agreement shall be deemed to give any Executive the right to be retained in the employ of the Company, or to interfere with the right of the Company to discharge the Executive at any time and for any lawful reason, subject in all cases to the terms of this Agreement. By executing a copy of this Agreement, the Executive acknowledges and agrees that he is an at will employee of the Company.

(m)No Assignment Of Benefits. Except as otherwise provided herein or by law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation oflaw or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of the Executive under this Agreement shall be liable for, or subject to, any obligation or liability of the Executive.

(n)Arbitration Procedures. All disputes relating to this Agreement, including without limitation any disputes under Section S(b) hereof, shall be submitted to expedited commercial arbitration under the rules of the American Arbitration Association in Washington D.C., with an arbiter who is mutually acceptable to both parties being selected to preside over such arbitration, or, failing such agreement, with an arbiter selected by the President of the American Arbitration Association. The Federal Rules of Evidence shall apply, and the arbiter shall establish the applicable rules of discovery. The prevailing party in any arbitration shall be entitled to recover from the other party all fees and expenses (including, without limitation, reasonable attorney's fees and disbursements) incurred in connection with such arbitration. The arbiter shall determine the scope ofarbitrability. The only judicial relief shall be (a) interim equitable relief and (b) relief in aid of or to enforce arbitration. The decision of the arbiter shall be final and shall be enforceable in any court of competent jurisdiction.

(o)Reduction Of Benefits By Legally Required Benefits. Notwithstanding any other provision of this Agreement to the contrary, if the Company is obligated by law or by contract (other than under this Agreement) to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law or by contract to provide advance notice of separation ("Notice Period"), then any Severance Benefits hereunder shall be reduced by the amount of any such severance pay, termination indenmity, notice pay, or the like, as applicable, and by the amount of any pay received by the Executive with respect to any Notice.Period.

(p)Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement, and shall not be employed in the construction of this Agreement.

8.	Definitions.

(a)"Annual Base Salary" means the Executive's total base salary during the twelve (12) month period preceding the Executive's Date of Termination.

(b)"Board" means the Board of Directors of the Company.

(c)"Cause" or for or with "Cause" means with respect to the Executive any of the following as determined by the Board, in its sole discretion, (a) fraud or intentional misrepresentation, (b) embezzlement, misappropriation or conversion of assets or opportunities of the Company, (c) acts or omissions that are in bad faith or constitute gross negligence, or willful or reckless misconduct, or (d) conviction, plea of guilty or nolo contendere, or judicial determination of civil liability, based on a federal or state felony or serious criminal or civil offense.

(d)	"Change of Control" means any one of the following events:

(i)The date the Company acquires knowledge that any Person (other than the Company, any employee benefit plan of the Company or any entity holding shares of Common Stock or other securities of the Company for or pursuant to the terms of any such plan) in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership determined as provided in Rule 13d-3, or any successor rule, under the Exchange Act), of securities of the Company entitling such person to forty percent (40%) or more of all votes (without consideration of the rights of any class or stock to elect directors by a separate class vote) to which all stockholders of the Company would be entitled in the election of the Board, were an election held on such date;

(ii)The date, during any period of two consecutive years, when individuals who at the beginning of such period constitute the Board of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Company, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period; or .

(iii)the consummation of: (I) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, do not beneficially own, immediately after the merger or consolidation, shares of the corporation issuing cash or securities in the merger or consolidation entitling such stockholders to forty percent (40%) or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of such corporation would be entitled in the election of directors, or where the members of the Board or the Company, immediately prior to the merger or consolidation, do not, immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation; or (2) a sale or other disposition of all or substantially all the assets of the Company.

but only if the applicable transaction otherwise constitutes a "change in control event" for purposes of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(5).

(e)"Code" shall mean the Internal Revenue Code of 1986, as amended.

(f)"Date of Termination" has the meaning assigned to such term m Section 5(a) hereof.

(g)"Exchange Act" means the Securities Exchange Act of 1934, as amended.

(h)	"Good Reason" means the occurrence of any of the following events:

(i)any action by the Company which results in a material diminution in the Executive's position, authority, duties, or responsibilities as of the Effective Date, excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by the Company prompt!y after receipt of notice thereof given by the Executive;

(ii)a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for an across the board salary reduction affecting all senior executives of the Company and which is implemented before a Change of Control occurs;

(iii)the failure by the Company to honor all the terms and provisions of this Agreement or any other agreement between the Executive and the Company;

(iv)the failure by the Company to continue to provide the Executive with benefits substantially similar to those currently enjoyed under any of the Company's pension, life insurance, medical, health and accident, disability, or other welfare plans, unless such modification of benefits is applicable to all senior executives of the Company.

(i)"Notice Period" has the meaning ascribed to such term in Section 7(o) hereof.

(j)"Notice of Termination" has the meaning assigned to such term in Section 5(a) hereof.

(k)"Notice of Termination Period" has the meaning assigned to such term in Section 6 hereof.

(1)"Person" means a "person" as used in Sections 3(a)(9) and 13(d) of the Exchange Act, or any group of Persons acting in concert that would be considered "persons acting as a group" within the meaning ofTreas. Reg. §l.409A-3(i)(5).

(m)"Severance Benefits" has the meaning assigned to such term in Section 3 hereof.

(n)"Severance Period" means, ifa Triggering Event occurs within twenty-four (24) Months following a Change of Control, the twelve (12) month period following the Date of Termination, and, if a Triggering Event occurs at any time other than within twenty-four (24) months following a Change of Control, the nine (9) month period following the date of Termination.

(o)"Target Bonus" means of the greater of (i) the actual bonus amount earned by the Executive under the Company's bonus plan with respect to the calendar year prior to the calendar year in which the Termination Date occurs, (ii) the actual bonus amount earned by the Executive under the Company's bonus plan for the calendar year in which the Termination Date occurs, or (iii) the Executive's target bonus amount under the Company's bonus plan for the calendar year in which the Termination Date occurs.

(p)"Triggering Event" means (i) the termination of the Executive's employment by the Company, other than a termination for Cause, or (ii) a termination of the Executive's employment by the Executive at any time when Good Reason exists. For this purpose, a termination of the Executive's employment by reason of his death or disability shall be deemed to be a termination by the Company without Cause.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, all as of the day and year first above written.

MAXCYTE, INC.

By:	/s/ Douglas A. Doerfler
Douglas A. Doerfler
President & CEO

EXECUTIVE

/s/ Ronald E. Holtz
Ronald E. Holtz

Exhibit A

RELEASE

In consideration of the agreement of MaxCyte, Inc. (the "Company") to enter into that certain MaxCyte, Inc. Severance Agreement, dated as of March 8, 2017 (the "Severance Agreement"), with and the promises and covenants of the Company and the undersigned made thereunder, the undersigned, on behalf of himself and his respective heirs, representatives, executors, family members, and assigns hereby fully and forever releases and discharges the Company, and its past, present and future directors, officers, employees, agents, attorneys, investors, administrators, affiliates, divisions, subsidiaries, predecessors, successors, and assigns from and against, and agrees not to sue or otherwise institute or cause to be instituted any legal, alternative dispute resolution, or administrative proceeding concerning, any claim, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts, or facts that have occurred through the date his employment terminates, including without limitation:

1.Any and all claims relating to or arising from his employment by the Company and the termination of such employment;

2.Any and all claims under the Severance Agreement or any other agreement or understanding governing the service relationship between the Company and the undersigned;

3Any and all claims for wrongful discharge, termination in violation of good policy, discrimination, breach of contract, both expressed or implied, covenants of good faith or fair dealing, both expressed or implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practice, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, or conversion;

4.Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, and all amendments to each such Act as well as the regulations issued there under;

5.Any and all claims based on the violation of the federal or any state constitution;

6.Any and all claims for attorneys' fees and costs.

The foregoing release shall not apply with respect to (i) the Company's obligations under the Severance Agreement, or (ii) the undersigned's rights under any "employee benefit plans" as that term is defined in the Employee Retirement Income Security Act of 1974, as amended, or any award made to the undersigned under the MaxCyte Long Term Incentive Plan, as amended.

The undersigned acknowledges that (i) he has been advised by Company to consult a lawyer of his own choice prior to executing this release and has done so or voluntarily declined to seek such counsel, (ii) he has read this release and understands the terms and conditions hereof and the binding nature hereof, (iii) he has had at least twenty-one (21) days within which to consider the terms of this release and executed this release voluntarily and without duress or undue influence on the part of the Company, (iv) he has seven (7) days to revoke his execution of this release and that such execution shall not be effective until seven (7) days following delivery to the Company, and (v) he understands that his right to receive payments under Paragraph 3 of the Severance Agreement is subject to and conditioned on the undersigned's signing and delivering this release to Company and its becoming effective.

lnitially capitalized terms used in this release and defined in the Severance Agreement shall have the meanings given to such terms under the Severance Agreement.

RON HOLTE
Printed Name

/s/ RON HOLTE
Signature

Date:	13 MARCH 2017

State of

County of

On this       day of           , 20     , personally appeared before me, a Notary Public, the above named                                                                        , known to me, or satisfactorily proven, to be the person whose name is subscribed to the above instrument and who acknowledged that he executed the same for the purposes therein contained.

WITNESS my hand and official seal

(notary signature)

My Commission Expires: